Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-12, Class A-1 21988G 817 Corporate-Backed Trust Certificates, Series 2001-12, Class A-2 21988G AL0

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending April 16, 2001.

INTEREST ACCOUNT
----------------
Balance as of April 3, 2001 ....                                      $0.00
     Scheduled Income received on securities............      $2,685,000.00
     Unscheduled Income received on securities..........              $0.00

 .......................................................      $2,685,000.00

LESS:
     Distribution to Class A1 Holders...................       -$154,000.00
     Distribution to Class A2 Holders...................        -$25,000.00
     Distribution to Depositor .........................     -$2,506,000.00
Balance as of April 16, 2001  ..........................              $0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of April 3, 2001..... .......................              $0.00
Scheduled Principal payment received on securities .....              $0.00
LESS:
     Distribution to Holders ...........................              $0.00
Balance as of April 16, 2001............................              $0.00


                 UNDERLYING SECURITIES HELD AS OF April 16, 2001

Principal
Amount              Title of Security
------              -----------------
$60,000,000         Royal & Sun Alliance Insurance Group PLC 8.95% Subordinated
                    Guaranteed Bonds due October 15, 2029.
 CUSIP: 78004VAB9

U.S Bank Trust National Association, as Trustee


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